Exhibit 99.1

NEWS RELEASE

DATE:	February 24, 2010	3:30 p.m. E.S.T
CONTACT:	Archie M. Brown, President and CEO
MainSource Financial Group, Inc. 812-663-6734

O’Brien Appointed to Board of Directors for MainSource Financial Group

Archie M. Brown, President and CEO of MainSource Financial Group, announced today that Thomas M. O’Brien was appointed to the Board of Directors for the corporation at its February Board of Directors Meeting held on February 22, 2010.

Mr. O’Brien brings over thirty years of management and sales experience with Procter & Gamble to the MainSource Financial Group Board of Directors.  Most recently serving as Procter & Gamble’s Vice President, Global Business Units and e-Commerce, his extensive professional background represents experience in finance, marketing, and strategic initiatives.  Currently, he is employed as a Senior Advisor with The Boston Consulting Group.  Mr. O’Brien lives in Cincinnati with his wife, Ginny, where he is active in the community and various charitable organizations.

Mr. Brown stated, “I am very pleased to have Tom join our Board.   Tom has had a very successful career at one of the most respected companies in the world.  His knowledge and experience in strategy and marketing will strengthen our Board and company.  Tom’s small town roots and Midwestern values are a great fit for MainSource.  I look forward to the leadership Tom will provide as we strive to build the best financial services company in the Midwest.”

Mr. O’Brien stated, “ I look forward to joining the MainSource Financial Group Board of Directors.  I believe that my track record of leadership development, strategic planning and conceptual innovation will provide value.  I am proud to support the mission of MainSource:  To meet the financial needs of our customers and help them achieve their dreams.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 1205 North State Road 3 Bypass, Greensburg, IN  47240